EXHIBIT A

JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the
Common Stock of Arrowroot Acquisition Corp. is filed on behalf of each of us.

Dated: February 14, 2022

Arrowroot Acquisition LLC

By:	/s/ Matthew Safaii
Name: Matthew Safaii
Title: Manager

/s/ Matthew Safaii
Matthew Safaii

/s/ Thomas Olivier
Thomas Olivier